Exhibit Index

Exhibit
Number    Description

        3.1 Restated Certificate of Incorporation of the Company filed as Exhibit 19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987, and hereby incorporated by reference.

        3.2 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock.

        3.3         By-Laws of the Company.

        4.1 Indenture dated as of March 15, 1987, between the Company and Continental Illinois National Bank and Trust Company of Chicago filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, and hereby incorporated by reference.

        4.2 Form of 8-1/8% Notes of the Company Due April 1, 1997, filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, and hereby incorporated by reference.

        4.3 Officers' Certificate setting forth terms of the Company's $125,000,000 principal amount 7-3/8% Debentures due September 1, 2023 filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for 1993, and hereby incorporated by reference.

        4.4 The Company's Agreement to furnish additional debt instruments upon request by the Securities and Exchange Commission filed as Exhibit 4.10 to the Company's Annual Report on Form 10-K for 1980, and hereby incorporated by reference.

        4.5 Rights Agreement dated as of February 5, 1996, between the Company and Harris Trust and Savings Bank filed as Exhibit
                    1 to the Company's Registration Statement for Prferred Share Purchase Rights on Form 8-A dated March 13, 1996, and hereby incorporated by reference.

        10.1* Third Amended and Restated Employment Agreement entered as of December 30, 1986, between the Company and Jack F. Reichert filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for 1986 and hereby incorporated by reference.

        10.2*       Amendment dated October 24, 1989, to Employment
                    Agreement by and between the Company and Jack F.
                    Reichert filed as Exhibit 19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September
                    30, 1989 and hereby incorporated by reference.

        10.3* Supplemental Agreement to Employment Agreement dated December 30, 1986, by and between the Company and Jack F. Reichert filed as Exhibit 19.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, and hereby incorporated by reference.

        10.4* Amendment dated February 12, 1991 to Employment Agreement by and between the Company and Jack F. Reichert filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K for 1990 and hereby incorporated by reference.

        10.5*       Amendment dated March 20, 1992 to Employment
                    Agreement by and between the Company and Jack F. Reichert filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for 1992 and hereby incorporated by reference.

        10.6* Amendment dated December 15, 1992 to Employment Agreement by and between the Company and Jack F. Reichert filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for 1992 and hereby incorporated by reference.

        10.7* Employment Agreement dated April 1, 1995 by and between the Company and Peter N. Larson filed as
                    Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and hereby incorporated by reference.

        10.8* Employment Agreement dated December 1, 1995 by and between the Company and Peter B. Hamilton.

        10.9* Form of Employment Agreement by and between the Company and each of W. J. Barrington, J. W. Dawson,
                    T. K. Erwin, F. J. Florjancic, Jr., P. B. Hamilton, D. D. Jones, R. T. McNaney, R. S. O'Brien, J. A. Schenk,
                    R. C. Steinway and K. B. Zeigler.

        10.10* 1994 Stock Option Plan for Non-Employee Directors filed as Exhibit A to the Company's definitive Proxy Statement dated March 25, 1994 for the Annual Meeting of Stockholders on April 27, 1994 and hereby incorporated by reference.

        10.11* 1995 Stock Plan for Non-Employee Directors filed as Exhibit B to the Company's definitive Proxy Statement dated March 19, 1996 for the Annual Meeting of Stockholders on April 24, 1996 and hereby incorporated by reference.

        10.12* Supplemental Pension Plan filed as Exhibit 19.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and hereby incorporated by reference.

        10.13* Form of Insurance Policy issued for the life of each of the Company's officers, together with the specifications for each of these policies, filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K for 1980 and hereby incorporated by reference. The Company pays the premiums for these policies and will recover these premiums, with some exceptions, from the policy proceeds.

        10.14* Insurance policy issued by The Prudential Insurance Company of America insuring all of the Company's officers and certain other senior management employees for medical expenses filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K for 1980 and hereby incorporated by reference.

        10.15* Form of Indemnification Agreement by and between the Company and each of N. D. Archibald, M. J. Callahan, J.
                    P. Diesel, P. Harf, G. D. Kennedy, B. K. Koken,
                    J. W. Lorsch, B. M. Musham, R. N. Rasmus, K. Roman and R. W. Schipke filed as Exhibit 19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1986, and hereby incorporated by reference.

        10.16* Indemnification Agreement dated September 16, 1986, by and between the Company and J. F. Reichert filed as
                    Exhibit 19.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1986, and hereby incorporated by reference.

        10.17* Indemnification Agreement dated April 1, 1995 by and between the Company and P. N. Larson.

        10.18* Form of Indemnification Agreement by and between the Company and each of W. J. Barrington, J. W. Dawson,
                    T. K. Erwin, F. J. Florjancic, Jr., P. B. Hamilton, D. D. Jones, R. T. McNaney, R. S. O'Brien, J. C. Olson, J. A. Schenk, R. C. Steinway, D. M. Yaconetti and K. B. Zeigler filed as Exhibit 19.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September
                    30, 1986, and hereby incorporated by reference.

        10.19* 1991 Stock Plan filed as Exhibit A to the Company's definitive Proxy Statement dated March 19, 1996 for the Annual Meeting of Stockholders on April 24, 1996 and hereby incorporated by reference.

        10.20* Change In Control Severance Plan filed as Exhibit 10.22 to the Company's Annual Report on Form 10-K for 1989 and hereby incorporated by reference.

        10.21*      Brunswick Performance Plan for 1995 filed as Exhibit
                    10.20 to the Company's Annual Report on Form 10-K for 1993 and hereby incorporated by reference.

        10.22*      Brunswick Performance Plan for 1996.

        10.23* Brunswick Strategic Incentive Plan for 1993-1995, 1994-1996 and 1995-1997 filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K for 1993 and hereby incorporated by reference.

        10.24*      Brunswick Strategic Incentive Plan for 1996-1997.

        21.1        Subsidiaries of the Company.

        24.1        Powers of Attorney.

        27.1        Financial Data Schedule


*Management contract or compensatory plan or arrangement required to be filed as an exhibit to this Annual Report on Form 10-K pursuant to Item 14(c) of this Report.

                           Exhibit 3.2

       Certificate of Designation, Preferences and Rights
        of Serier A Junion Participating Preferred Stock
                               of

                      Brunswick Corporation

     Pursuant to Section 151 of the General Corporation Law
                    of the State of Delaware


 We, Peter B. Hamilton, Senior Vice President and Chief Financial Officer, and Dianne M. Yaconetti, Corporate Secretary of Brunswick Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, Do Hereby Certify:

 That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors on February 5, 1996 adopted the following resolution creating a series of 150,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock:

 Resolved, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of preferred stock, par value $0.75 per share, of the Corporation (such preferred stock being herein referred to as "Preferred Stock," which term shall include any additional shares of preferred stock of the same class heretofore or hereafter authorized to be issued by the Corporation), consisting of 150,000 shares is hereby created, and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are as follows:

 Section 1. Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as "Series A Junior Participating Preferred Stock," par value $0.75 per share (hereinafter called "Series A Junior Preferred Stock"), and the number of shares constituting such series shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Junior Preferred Stock to a number less than that of the shares then outstanding plus the number of shares of Series A Junior Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

        Section 2.     Dividends and Distributions.

 (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash to holders of record on the last business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and
(b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock (hereinafter defined) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.75 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock.
If the Corporation shall at any time following February 5, 1996 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

 (B) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

 (C) No dividend or distribution (other than a dividend payable in shares of Common Stock) shall be paid or payable to the holders of shares of Common Stock unless, prior thereto, all accrued but unpaid dividends to the date of such dividend or distribution shall have been paid to the holders of shares of Series A Junior Preferred Stock.

 (D) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

 Section 3. Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

 (A) Subject to the provision for adjustment hereinafter set forth, each one one-thousandth of a share of Series A Junior Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. If the Corporation shall at any time following February 5, 1996 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

 (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

 (C) (i) Whenever, at any time or times, dividends payable on any share or shares of Series A Junior Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Preferred Stock shall have the exclusive right, voting separately as a single class, to elect a total of two directors of the Corporation. Such two directors shall be elected initially at a special meeting of stockholders of the Corporation or at the Corporation's next annual meeting of stockholders, and subsequently at each annual meeting of stockholders, as provided below. The term of office of the two directors so elected shall end on the date of the annual meeting following such election. At elections for such directors, the holders of shares of Series A Junior Preferred Stock shall be entitled to cast one vote for each one one-thousandth of a share of Series A Junior Preferred Stock held.

 (ii) Upon the vesting of such right of the holders of the Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Corporation then entitled to vote shall be called by the Chairman or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 10% of the Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the Corporation, the holders of the shares of the Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. The term of office of the two directors so elected shall end on the date of the annual meeting following such election. At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. Any director elected by holders of shares of the Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the stockholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of the Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of directors. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be further increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Preferred Stock.

 (iii) The right of the holders of the Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the shares of the Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the directors elected by the holders of the Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Preferred Stock pursuant to this Section shall have expired, the maximum number of members of the Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the Corporation irrespective of any increase made pursuant to the provisions of this Section.
(D) Except as set forth herein, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

 Section 4.  Certain Restrictions.

 (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

 (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the orporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock; or

(iv)  purchase or otherwise acquire for consideration any shares of Series
A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

 Section 5. Reacquired Shares.  Any shares of Series A Junior Preferred
Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

 Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Preferred Stock shall have received $.01 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Preferred Stock unless, prior thereto, the holders of shares, of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number").
Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Preferred Stock and Common Stock, respectively, holders of Series A Junior Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

 (B) If, however, there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

 (C) If the Corporation shall at any time following February 5, 1996 (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

 Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

 Section 8. Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares of stock to the extent permitted by law.

 Section 9. Ranking. The Series A Junior Preferred Stock shall rank junior to all other series of the Corporation's preferred stock (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

 Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Preferred Stock, voting separately as a class.

 Section 11. Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.


  In witness whereof, Brunswick Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Peter B. Hamilton, Senior Vice President and Chief Financial Officer, and Dianne M. Yaconetti, Corporate Secretary, this 9th day of February, 1996.


             Brunswick Corporation



             By:       / s/Peter B. Hamilton
             Name:     Peter B. Hamilton
             Title:    Senior Vice President and
                       Chief Financial Officer
(Seal)


Attest:



By:     /s/ Dianne M. Yaconetti
Name:        Dianne M. Yaconetti
Title:       Corporate Secretary

                                       Exhibit 3.3
                                  Brunswick Corporation

                                         By-Laws


                                        Article I

                                         Offices

  Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

  Section 2. The corporation may also have offices in the City of Lake Forest, State of Illinois, and at such other places as the board of directors may from time to time determine or the business of the corporation may require.


                                        Article II

                                 Meetings of Stockholders

 Section 1. Meetings of stockholders may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

 Section 2. An annual meeting of stockholders shall be held at such time and on such day in the month of April or in such other month as the board of directors may specify by resolution. At the annual meeting the stockholders shall elect by a plurality vote of those stockholders voting at the meeting, by ballot, a board of directors, and transact such other business as may properly be brought before the meeting.

 Section 3. Written notice of the annual meeting stating the place, date and hour of meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

 Section 4. At least ten days before every election of directors, a complete list of the stockholders entitled to vote at said election arranged in alphabetical order, shall be prepared or caused to be prepared by the secretary. Such list shall be open at the place where the election is to be held for said ten days, to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

 Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the chairman of the board and shall be called by the president or secretary at the request in writing of a majority of the board of directors. Such request shall state the purpose or purposes of the proposed meeting.

 Section 6. Written notice of a special meeting of stockholders stating the place, date and hour of meeting, and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

 Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

 Section 8. The holders of a majority of the shares of the capital stock of the corporation, issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation or by these by-laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.
At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

 Section 9. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or of these by-laws, a different vote is required, in which case such express provisions shall govern and control the decision of such question.

 Section 10. At any meeting of the stockholders every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation. Except where the transfer books of the corporation shall have been closed or a date shall have been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock shall be voted on at any election for directors which shall have been transferred on the books of the corporation within twenty days next proceeding such election of directors.

                                       Article III

                                        Directors

 Section 1. The number of directors shall be thirteen but the number of directors may, from time to time, be altered by amendment of these by-laws in accordance with the certificate of incorporation.

 Section 2. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is the holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the consent of each nominee to serve as a director of the corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

 Section 3. The property and business of the corporation shall be managed by its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

                            Meetings of the Board of Directors

 Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

 Section 5. The first meeting of each newly elected board shall be held immediately after, and at the same place as, the annual meeting of stockholders at which such board shall have been elected, for the purpose of electing officers, and for the consideration of any other business that may properly be brought before the meeting. No notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.

 Section 6. Regular meetings of the board of directors shall be held on such dates, not less often than once each calendar quarter, as may be fixed from time to time by resolution of the board of directors. No notice need be given of such meetings, provided that notice of such resolution has been furnished to each director. Such meetings shall be held at the Lake Forest office of the corporation or at such other place as is stated in the notice of the meeting. Upon the assent, given either verbally or in writing, of a majority of the whole board, any regular meeting may be cancelled, the time changed, or may be held at such other place and time, as a majority of the whole board may designate, either verbally or in writing, upon reasonable notice given to each director, either personally or by mail or by telegram.

 Section 7. Special meetings of the board of directors may be called by the chairman of the board, or by the secretary on the written request of two directors, to be held either at the Lake Forest office of the corporation or at such other place as may be convenient and may be designated by the officer calling the meeting. Reasonable notice of such special meeting shall be given to each director, either personally or by mail or telegram; provided, that a majority of the whole board of directors present at a meeting called by any of said officers, in matters requiring prompt attention by the board, may hold a valid meeting and transact business without the giving of notice to each director as above provided.

 Section 8. At all meetings of the board the presence of a majority of the whole board shall be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation or by these by-laws. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                                   Excutive Committee

 Section 9. (a) The board of directors of the corporation at the annual or any regular or special meeting may, by resolution adopted by a majority of the whole board, designate three or more directors, one of whom shall be either the chairman of the board or the president of the corporation, to constitute an executive committee. Vacancies in the executive committee may be filled at any meeting of the board of directors. Each member of the executive committee shall hold office until his successor shall have been duly elected, or until his death, or until he shall resign or shall have been removed from office or shall cease to be a director. Any member of the executive committee may be removed by resolution adopted by a majority of the whole board of directors whenever in its judgment the best interests of the corporation would be served thereby.
The compensation, if any, of members of the executive committee shall be established by resolution of the board of directors.

 (b) The executive committee shall have and may exercise all of the authority of the board of directors in the management of the corporation, provided such committee shall not have the authority of the board of directors in reference to amending the certificate of incorporation, adopting a plan of merger or consolidation with another corporation or corporations, recommending to the stockholders the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the property and assets of the corporation if not made in the usual and regular course of its business, recommending to the stockholders a voluntary dissolution of the corporation or a revocation thereof, amending, altering or repealing the by-laws of the corporation, electing or removing officers of the corporation or members of the executive committee, fixing the compensation of officers, directors, or any member of the executive committee, declaring dividends, amending, altering or repealing any resolution of the board of directors which by its terms provides that it shall not be amended, altered or repealed by the executive committee, the acquisition or sale of companies, businesses or fixed assets where the fair market value thereof or the consideration therefor exceeds $10,000,000, authorizing the issuance of any shares of the corporation, or authorizing the creation of any indebtedness for borrowed funds, in excess of $2,000,000.

 (c) The executive committee shall have power to authorize the seal of the corporation to be affixed to all papers which may require it. Minutes of all meetings of the executive committee shall be submitted to the board of directors of the corporation at each meeting following a meeting of the executive committee. The minute books of the executive committee shall at all times be open to the inspection of any director.

 (d) The executive committee shall meet at the call of the chairman of the executive committee, chairman of the board, the president, or any two members of the executive committee. Three members of the executive committee shall constitute a quorum for the transaction of business and the act of a majority of those present shall constitute the act of the committee.

                                     Audit Committee

  Section 10. (a) The board of directors of the corporation at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole board, designate three or more independent directors to constitute an audit committee and appoint one of the directors so designated as the chairman of the audit committee. Membership on the audit committee shall be restricted to those directors who are independent of the management of the corporation and are free from any relationship that, in the opinion of the corporation's board of directors, would interfere with the exercise of independent judgment as a member of the committee. Vacancies in the committee may be filled at any meeting of the board of directors. Each member of the committee shall hold office until his successor shall have been duly elected, or until his death, or until he shall resign or shall have been removed from the audit committee by the board or shall cease to be a director. Any member of the audit committee may be removed from the committee by resolution adopted by a majority of the whole board of directors whenever in its judgment
(1) such person is no longer an independent director or free from any relationship with the corporation or any of its officers prohibited by this section, or (2) the best interests of the corporation would be served thereby. The compensation, if any, of members of the committee shall be established by resolution of the board of directors.

 (b) The audit committee shall be responsible for recommending to the board of directors the appointment or discharge of independent auditors, reviewing with management and the independent auditors the terms of engagement of independent auditors, including the fees, scope and timing of the audit and any other services rendered by such independent auditors; reviewing with independent auditors and management the corporation's policies and procedures with respect to internal auditing, accounting and financial controls, and dissemination of financial information; reviewing with management, the independent auditors and the internal auditors, the corporation's financial statements, audit results and reports and the recommendations made by the auditors with respect to changes in accounting procedures and internal controls; reviewing the results of studies of the corporation's system of internal accounting controls; and performing any other duties or functions deemed appropriate by the board of directors. The committee shall have such powers and rights as may be necessary or desirable to fulfill these responsibilities including, the power and right to consult with legal counsel and to rely upon the opinion of such legal counsel. The audit committee is authorized to communicate directly with the corporation's financial officers and employees, internal auditors and independent auditors on such matters as it deems desirable and to have the internal auditors and independent auditors perform such additional procedures as it deems appropriate. The audit committee shall periodically report to the board of directors on its activities.

 (c) Minutes of all meetings of the audit committee shall be submitted to the board of directors of the corporation. The minute books of the committee shall at all times be open to the inspection of any director.

 (d) The audit committee shall meet at the call of its chairman or any two members of the committee. Two members of the audit committee shall constitute a quorum for the transaction of business and the act of a majority of those present, but no less than two members, shall constitute the act of the committee.


                                  Compensation Committee

  Section 11. (a) The board of directors of the corporation at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole board, designate three or more directors to constitute a compensation committee and appoint one of the directors so designated as the chairman of the compensation committee. Membership on the compensation committee shall be restricted to disinterested persons which for this purpose shall mean any director, who, during the time he is a member of the compensation committee is not eligible, and has not at any time within one year prior thereto been eligible, for selection to participate in any of the compensation plans administered by the compensation committee, except for the 1988 Stock Plan for Non-Employee Directors. Vacancies in the committee may be filled at any meeting of the board of directors. Each member of the committee shall hold office until his successor shall have been duly elected, or until his death or resignation, or until he shall have been removed from the committee by the board of directors, or until he shall cease to be a director or a disinterested person. Any member of the compensation committee may be removed by resolution adopted by a majority of the whole board of directors whenever in its judgment the best interests of the corporation would be served thereby. A majority of the compensation committee shall constitute a quorum and an act of the majority of the members present at any meeting at which a quorum is present, or an act approved in writing by each of the members of the committee without a meeting, shall be the act of the compensation committee. The compensation, if any, of members of the committee shall be established by resolution of the board of directors.

 (b)  The compensation committee shall administer the CEO
Incentive Plan, Brunswick Performance Plan, Strategic Incentive Plan, 1971 Stock Option Plan, 1984 Restricted Stock Plan, 1988 Stock Plan for Non-Employee Directors, 1991 Stock Plan, and Supplemental Pension Plan. The compensation committee shall have the power and authority vested in it by any plan of the corporation which the committee administers. The compensation committee shall from time to time recommend to the board of directors the compensation of the officers of the corporation except for assistant officers whose compensation shall be fixed by the officers of the corporation. The compensation committee shall also make recommendations to the board of directors with regard to the compensation of the board of directors and its committees except the compensation committee.

                              Corporate Governance Committee

 Section 12. (a) The board of directors of the corporation at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole board, designate three or more directors to constitute a corporate governance committee of the board of directors and appoint one of the directors so designated as its chairman. Members on the corporate governance committee of the board of directors shall be restricted to disinterested persons which for this purpose shall mean any director who, during the time the director is a member of the corporate governance committee of the board of directors, is neither an officer or employee of the corporation. Vacancies in the committee may be filled at any meeting of the board of directors. Each member of the committee shall hold office until his successor shall have been duly elected, or until his death or resignation, or until he shall have been removed from the committee by the board of directors, or until he shall cease to be a director. Any member of the corporate governance committee of the board of directors may be removed by resolution of the whole board of directors whenever in its judgment the best interests of the corporation would be served thereby. A majority of the corporate governance committee of the board of directors shall constitute a quorum and an act of the majority of the members present at any meeting at which a quorum is present, or an act approved in writing by each of the members of the committee without a meeting, shall be the act of the corporate governance committee. The compensation, if any, of members of the committee shall be established by resolution of the board of directors.

 (b) The corporate governance committee of the board of directors shall be responsible for all matters of corporate governance and director affairs including, but not limited to:

  (i) considering and making recommendations to the board with regard to changes in the size of the board;

 (ii) developing and maintaining appropriate criteria for the composition of the board of directors and its nominees;

 (iii) overseeing the selection of and making recommendations to the board regarding nominees for election as directors to be submitted to the stockholders and nominees to fill vacancies on the board of directors as they occur;

 (iv) coordinating an annual evaluation by the board, with input from senior management, of the structure of the board and its committees and the processes employed in their deliberations; and

 (v) periodically evaluating the performance of members of the board.

 (c) Nothing in this by-law is intended to prevent any individual director from making a recommendation of a person to be a director of the corporation either to the corporate governance committee or to the board.


                                     Other Committees

  Section 13. The board of directors may from time to time create and appoint such committees in addition to the executive, audit, compensation and nominating committees as it deems desirable. Each additional committee shall bear such designation, shall have such powers and shall perform such duties, not inconsistent with these by-laws or with law, as may be assigned to it by the board of directors; provided that no such additional committee may exercise the powers of the board of directors in the management of the business and affairs of the corporation except such as shall be expressly delegated to it. The board of directors shall have the power to change the members of any such additional committee at any time, to fill vacancies, and to discharge any such additional committee at any time. The compensation, if any, of members of any such committee shall be established by resolution of the board of directors.


                                Compensation of Directors

 Section 14. Directors shall receive such fees and reimbursement of reasonable expenses as may be fixed from time to time by resolution of the board. Members of special or standing committees shall also be allowed such fees and reimbursements for reasonable expenses in connection with service on such committees as may from time to time be fixed by resolution of the board. Such fees may be fixed on the basis of meetings attended or on an annual basis or both and may be payable currently or deferred.

                                Action by Written Consent

 Section 15. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the board or committee.


                  Action by Telephone or Other Communications Equipment

  Section 16. Directors may participate in a meeting of the board or any committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.


                               Alternate Committee Members

 Section 17. The board of directors may designate one or more directors as alternate members of any committee, any of whom may be selected by the chairman of a committee to replace any absent or disqualified member at any meeting of a committee. In the absence or disqualification of a member of a committee and of the alternate members of such committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitutes a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.


                                        Article IV

                                         Notices

  Section 1. Except as may be otherwise provided for in these by-laws, whenever under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram or telex.

 Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation, or of these by-laws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.


                                        Article V

                                         Officers

 Section 1. The officers of the corporation shall be elected by the board of directors and shall be a chairman of the board, a president, one or more vice presidents, a secretary, a treasurer and a general counsel. The board of directors may also elect a senior vice president, an executive vice president, a controller and one or more assistant vice presidents, assistant secretaries, assistant treasurers and assistant general counsels. Two or more offices may be held by the same person, except as where the offices of president and secretary are held by the same person, such person shall not hold any other office.

 Section 2. The board of directors at its first meeting after each annual meeting of stockholders shall elect a chairman of the board from among the directors, and shall elect a president, one or more vice presidents, a secretary and a treasurer, none of whom need be a member of the board.

 Section 3. The board of directors may elect such other officers as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

 Section 4. The board of directors shall fix the salaries of all officers of the corporation, except that the salaries of the assistant vice presidents, assistant secretaries, and assistant treasurers may be fixed by the chairman of the board or the president of the corporation.

 Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the whole board of directors. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled by the board of directors.

                                The Chairman of the Board

 Section 6. The chairman of the board shall be an officer of the corporation and shall preside at all meetings of the stockholders and the board of directors and shall perform such other duties as appertain to the office of the chairman of the board and as may be assigned to him from time to time by the board of directors.


                                      The President

 Section 7. The president shall be the chief executive officer of the corporation and, subject to the board of directors and the executive committee, shall be in general charge of the affairs of the corporation and shall possess such powers and perform such duties as usually appertain to the chief executive officer in business corporations. In the absence of the chairman of the board, he shall preside at all meetings of the stockholders and the board of directors and shall perform such other duties as may from time to time be assigned to him by the board of directors. He shall see that all orders and resolutions of the board of directors and the executive committee are carried into effect.


                               The Executive Vice President

  Section 8. The executive vice president shall exercise such supervision over the business and affairs of the corporation as shall be prescribed from time to time by the board of directors or by the president. In the absence or disability of the president, and unless otherwise determined by the board of directors, the executive vice president shall perform the duties and exercise the powers of the president.


                                   The Vice Presidents

  Section 9. The vice presidents shall perform such duties and have such powers as the board of directors may from time to time prescribe.


                         The Secretary and Assistant Secretaries

 Section 10. The secretary shall attend all meetings of the board of directors, the executive committee, and all meetings of the stockholders, and shall record all of the proceedings of said meetings in books to be kept for that purpose, and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the chairman of the board, under whose supervision the secretary shall be. The secretary may sign with the president or a vice president, in the name of the corporation, all contracts and instruments of conveyance authorized by the board of directors, and the secretary shall keep in safe custody the seal of the corporation and, when authorized by the board of directors, affix the same to any instrument requiring it and, when so affixed, it shall be attested by the signature of the secretary or an assistant secretary, and the secretary shall in general perform all the duties incident to the office of secretary. The secretary shall have charge of the stock certificate books, transfer books and stock ledgers; provided, however, that the secretary may employ corporate transfer agents and registrars whom the secretary reasonably believes to be financially responsible and competent in the performance of their duties to maintain such stock certificate books, transfer books and stock ledgers and such other books and paper as may be appropriate and all of such records may be kept either in the form of writings, punch cards, magnetic tape, photographs, micro-photographs or any other information storage device as appropriate, so long as the form of such records is designed to allow reasonably prompt and appropriate access thereto and retrieval of information in clearly legible form therefrom.

 Section 11. An assistant secretary shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. The assistant secretaries shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.


                          The Treasurer and Assistant Treasurers

  Section 12. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. The board of directors, in its discretion, may delegate its responsibilities regarding the designation of depositories contained in this section to any officer or officers of the corporation. The treasurer shall in general perform all the duties incident to the office of the treasurer.

 Section 13. He shall be responsible for the disbursement of the funds of the corporation and shall take proper vouchers for such disbursements, and upon the request of the president or the board of directors, shall render an account of all his transactions as treasurer and of the financial condition of the corporation.

 Section 14. If required by the board of directors, he shall give the corporation a bond, which shall be renewed regularly, in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the orporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

 Section 15. The assistant treasurers, unless otherwise determined by the board of directors, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.


                                      The Controller

 Section 16. The controller shall maintain adequate records of all assets, liabilities, and other financial transactions of the corporation and, in general, shall perform all the duties ordinarily connected with the office of controller and such other duties as, from time to time, may be assigned to him by the board of directors or the president.


                    The General Counsel and Assistant General Counsels

 Section 17. The general counsel shall be in charge of the law department and patent functions, shall supervise all legal matters affecting the corporation and render all necessary advice in connection therewith and shall give such legal advice as may be appropriate to the directors, officers and employees of the corporation. He may retain such law firms and other legal counsel who are not employees of the corporation as he considers desirable for the purpose of effectively carrying out his duties as general counsel.

 Section 18. The assistant general counsels shall perform such duties and have such powers as the board of directors may from time to time prescribe.


                                        Article VI

                        Indemnification of Directors and Officers

 Section 1. The corporation may indemnify to the fullest extent that is lawful, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

 Section 2. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he would be entitled to indemnity against the same liability under the provisions of this article.

 Section 3. The corporation may enter into an indemnity agreement with any director, officer, employee or agent of the corporation, upon terms and conditions that the board of directors deems appropriate, as long as the provisions of the agreement are not inconsistent with this article.


                                       Article VII

                                  Certificates of Stock

 Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, designations, preferences and relative, participating, optional and other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions or such preferences and rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock; provided, however, that, to the full extent allowed by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and rights.

 Section 2.  If such certificate is countersigned (1) by a transfer agent, or
(2) by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.


                                    Lost Certificates

 Section 3. The board of directors may authorize the transfer agents and registrars of the corporation to issue and register, respectively, new certificates in place of any certificates alleged to have been lost, stolen or destroyed, and in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems necessary to protect the corporation and said transfer agents and registrars.


                                    Transfers of Stock

 Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.


                                    Fixing Record Date

 Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

                                 Registered Stockholders

 Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the party of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.


                                       Article VIII

                                    General Provisions

                                        Dividends

 Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

 Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

 Section 3. The board of directors shall present at each annual meeting and when called for by vote of the stockholders at any special meeting of the stockholders, a full and clear statement of the business and condition of the corporation.


                                          Checks

  Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate. The board of directors, in its discretion, may delegate its responsibilities contained in this section to any officer or officers of the corporation.

                                       Fiscal Year

  Section 5. The fiscal year of the corporation shall begin on the first day of January, and terminate on the thirty-first day of December, in each year.


                                           Seal

 Section 6. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Incorporated Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                        Article IX

                     Tennessee Authorized Corporation Protection Act

 Section 1. This corporation shall be subject to Section 24(a) of Chapter 30 of the Tennessee Business Corporation Act.



                                        Article X

                                        Amendments

 Section 1. The holders of shares of capital stock of the corporation entitled at the time to vote for the election of directors shall have the power to adopt, alter, amend, or repeal the by-laws of the corporation by vote of such percentage of such shares as is required by the Certificate of Incorporation, or if no percentage is specified by the Certificate of Incorporation, by vote of not less than 66-2/3% of such shares. The board of directors shall also have the power to adopt, alter, amend or repeal the by-laws of the corporation by vote of such percentage of the entire board as is required by the Certificate of Incorporation, or if no percentage is specified by the Certificate of Incorporation, by vote of not less than a majority of the entire board.

                                                     Exhibit 10.8

                      Employment Agreement


   This Agreement, made and entered into as of December 1, 1995, by and between Brunswick Corporation, a Delaware corporation (the "Company"), and Peter B. Hamiliton (the "Executive");

                        Witnesseth That:

   Whereas, the parties hereto desire to enter into this Agreement pertaining to the employment of the Executive by the Company beginning on the Effective Date (as described below);

   Now, therefore, in consideration of the mutual covenants set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Performance of Services. The Executive's employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as a Senior Vice President and Chief Financial Officer during the Agreement Term (as defined below), and the Executive hereby agrees to remain in the employ of the Company during the Agreement Term.

(b) During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his best efforts and full business time exclusively to the business affairs of the Company and the Affiliates (as defined below) and shall perform his duties faithfully and efficiently, subject to the direction of the Chief Executive Officer of the Company. The Executive, however, may engage in charitable, civic or other similar pursuits and, subject to the approval of the Company's Chief Executive Officer, may become a director of other corporations, to the extent that such activities do not interfere with his devoting his best efforts to his duties to the Company. As soon as practicable after the Effective Date, the Executive shall be elected as a member of the Company's Operating Committee.

(c) For purposes of this Agreement, the term "Affiliate" means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least fifty percent of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least a thirty percent voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (i) next above.

(d) The "Agreement Term" shall be the period beginning on the Effective Date and ending on December 31, 1998. The "Effective Date" of this Agreement shall be December 1, 1995.

(e) In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company, except for travel determined by the Company's Chief Executive Officer to be necessary or appropriate.

2. Compensation. In consideration of the services rendered by the Executive to the Company, in consideration of the Executive's agreement to remain in the employ of the Company during the Agreement Term, and subject to the terms of this Agreement, the Company shall compensate the Executive during the Agreement Term, while the Executive is employed by the Company, as follows:

(a) One-Time Payments. To compensate the Executive for the forfeiture of compensation and other employment benefits resulting from his resignation from Cummins Engine Company, Inc. (the "Predecessor Employer"), the Company shall provide to the Executive the following one-time payments:

 (i) The Executive shall receive an award of 20,000 shares of common stock of the Company ("Company Stock"). Shares awarded under this paragraph (i) shall be fully vested on the Effective Date.

(ii) The Executive shall receive a cash payment of $40,000.

(iii) The Executive shall receive a non-qualified stock option award to purchase 50,000 shares of Company Stock, subject to the applicable provisions of paragraph 2(e).

   The one-time payments shall be made as soon as practicable after the Effective Date (but in no event prior to January, 1996). If the Executive so elects, the Executive shall pay an amount in cash to the Company to satisfy any withholding taxes with respect to the one-time stock award described in paragraph 2(a)(i).

(b) Salary. The Executive's annual base salary rate shall initially be $350,000, and thereafter shall not be reduced below the annual rate of $350,000 (except for across-the-board uniform salary reductions affecting all senior executives of the Company). The salary shall be payable monthly or more frequently in accordance with Company practice. The Executive's performance and salary shall be reviewed annually by the Chief Executive Officer.

(c) Annual Bonus. The Executive shall participate in an annual bonus program. The bonus program shall provide for a maximum bonus amount of 100% of the Executive's annual salary. The terms of the bonus program shall be established by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company; provided that the bonus may be distributed in cash, in fully-vested shares of Company Stock, or in a combination of both, as determined by the Chief Executive Officer or the Board. The value of Company Stock distributed as a bonus in accordance with this paragraph (c) shall be determined as of the last business day prior to the date on which the amount of the bonus is determined by the Board.

(d) Strategic Incentive Plan. The Executive shall be entitled to participate in the Company's Strategic Incentive Plan for performance periods beginning after December 31, 1995. The maximum value of the award for any two-year performance period shall be 100% of the Executive's annual salary. For purposes of this paragraph (d), the Executive's annual salary for any two-year performance period shall be one times his annual base salary rate in effect at the beginning of the two-year performance period, without regard to any changes in salary rate during the performance period. The awards under the Company's Strategic Incentive Plan will be denominated in stock units, with the value of the award based on price of a share of Company Stock at the beginning of the performance period. Shares of Company Stock awarded for any two-year performance period shall be transferred as soon as practicable after the end of the performance period, and shall be fully vested upon transfer. Any shares of Company Stock awarded to the Executive under this Agreement may be subject to such stock ownership guidelines as are in effect for senior management of the Company from time to time.

(e) Stock Options. In addition to the stock option granted pursuant to paragraph 2(a)(iii), the Executive shall receive a non-qualified stock option award to purchase 50,000 shares of Company Stock. Such grant shall be made on or as soon as practicable after January 1, 1996. The options awarded under paragraph 2(a)(iii) and this paragraph (e) shall be subject to terms comparable to those included in stock options awarded under the Brunswick Corporation 1991 Stock Plan (the "1991 Plan") to other officers of the Company. The purchase price per share for the option awarded under paragraph 2(a)(iii) and this paragraph (e) shall be the fair market value of a share of Company Stock at the date of grant. For purposes of this Agreement, the "fair market value" of a share of Company Stock for any date shall be the closing market composite price for the Company Stock (as reported for the New York Stock Exchange - Composite Transactions). Exercisability of the stock options awarded under paragraph 2(a)(iii) and this paragraph (e) shall be subject to the following:

 (i) If the Executive is employed by the Company from the Effective Date until December 31, 1998, the options shall become exercisable on December 31, 1998.

(ii) If the Executive's employment with the Company terminates prior to December 31, 1998 for reasons of death or Disability (as defined in paragraph 3(d)), the options shall become (or remain) exercisable until the earlier of (A) the expiration date of the option or (B) two years following termination of the Executive's employment.

(iii) If the Executive's employment with the Company is terminated by the Company prior to December 31, 1998 under circumstances described in paragraph 3(f) (relating to termination by the Company without Cause), or if the Executive resigns for Good
      Reason (as defined in paragraph 3(e)), then the options shall become (or remain) exercisable until the earlier of (A) the expiration date of the option or (B) five years following termination of the Executive's employment.

(f) Supplemental Pension. If the Executive is employed through the end of the Agreement Term, or if his Date of Termination occurs (i) prior to the end of the Agreement Term by reason of his death or Disability, (ii) under circumstances described in paragraph 3(f) (relating to termination by the Company without Cause), or (iii) by reason of his resignation for Good Reason, he shall be entitled to receive benefits under the Brunswick Supplemental Pension Plan (the "Supplemental Plan") or, in the discretion of the Company, under another non-qualified plan maintained by the Company, in an amount which, when added to the benefits otherwise payable to or on behalf of the Executive under the Supplemental Plan and the Brunswick Pension Plan for Salaried Employees, will provide the Executive with the benefits that would have been payable to or on behalf of the Executive under the Supplemental Plan and the Brunswick Pension Plan for Salaried
    Employees if he had, in addition to his actual years of service, completed an additional 12.5 years of service with the Company for all purposes under both of such plans. If the Executive is credited with the additional years of service in accordance with this paragraph (f), the monthly benefit payable under this paragraph (f) in the form of a single life annuity for the life of the Executive commencing at his age 65 shall be reduced (but not below zero) by the monthly amount of the benefit payable to the Executive under the Retirement Plan and the Excess Benefit Retirement Plan of the Predecessor Employer, based on its being paid in the form of a single life annuity for the life of the Executive commencing at his age 65. If the pension benefits are payable to the Executive pursuant to this paragraph
    (f) are paid in a form other than a single life annuity for the life of the Executive commencing at his age 65, then such benefits shall be actuarially equivalent to the value of the benefit determined in accordance with the foregoing provisions of this paragraph (f), with the actuarial equivalency determined using the actuarial assumptions in effect under the Brunswick Pension Plan for Salaried Employees as of the date of commencement of such benefit payments.

(g) Retiree Medical Benefits. If the Executive is employed through the end of the Agreement Term, or if his Date of Termination occurs (i) prior to the end of the Agreement Term by reason of his death or Disability, (ii) under circumstances described in paragraph 3(f) (relating to termination by the Company without Cause), or (iii) by reason of his resignation for Good Reason, he shall be entitled to retiree medical benefit coverage to the same extent as other executives leaving the employ of the Company at the time of the Executive's Date of Termination, determined as though the Executive had, in addition to his actual years of service, completed an additional
    12.5 years of service with the Company. If the Executive's Date of Termination occurs for any other reason, his entitlement to retiree medical coverage shall be determined based on his actual years of service with the Company.

(h) Disability. The Executive shall receive from the Company disability income replacement coverage which will provide for replacement of income at a commercially reasonable rate during any period in which the Executive is Disabled (as defined in paragraph 3(d)) if the Disability arose during the Agreement Term and prior to the Executive's Date of Termination. During any period while the Executive is Disabled, and is otherwise entitled to receive Salary under this Agreement, any Salary payments to the Executive shall be reduced by the amount of any benefits paid for the same period of time under the Company's disability income replacement coverage.

(i) Vacation. The Executive shall be entitled to paid vacations in accordance with the applicable policy of the Company as in effect from time to time, but in no event shall the Executive be entitled to less than four weeks paid vacation per year. The Executive's level of eligibility for vacation shall be determined as though the Executive had, in addition to his actual years of service completed an additional 12.5 years of service with the Company.

(j) Benefits. The Executive shall be a participant in any and all plans maintained by the Company from time to time to provide benefits for its senior executives, and for its salaried employees generally, including, without limitation, any pension, profit sharing, employee stock ownership or retirement plan, any life, accident, medical, hospital or similar group insurance program, and any plans or arrangements providing tax planning or financial planning. However, the Company shall not be required to provide a benefit under this paragraph (j) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement.

(k) Perquisites. The Executive shall be entitled to all perquisites generally provided by the Company to its senior executives. However, the Company shall not be required to provide perquisites under this paragraph (k) if such perquisites would duplicate (or otherwise be of the same type as) a perquisite specifically required to be provided under another provision of this Agreement.

(l) Expenses. The Executive shall be reimbursed for all reasonable expenses incurred in performing his obligations under this Agreement. The Executive shall be reimbursed for all reasonable relocation expenses (including, without limitation, temporary living expenses) in connection with his relocation to the Chicago area, in accordance with the Company's relocation policy applicable to officers.

(m) Attorney fees. The Company shall reimburse the Executive for the reasonable attorney fees incurred in connection with the negotiation of this Agreement.

(n) Withholding. All compensation and benefits payable to the Executive shall be subject to applicable withholding taxes and other employment taxes. The Company, in its discretion, may accept other provision for payment of required taxes.

3. Termination. The Executive's employment with the Company may be terminated by the Company or the Executive only under the circumstances described in paragraphs 3(a) through 3(f):

(a) Death.  The Executive's employment hereunder will terminate upon his death.

(b) Disability. If the Executive is Disabled, the Company may terminate the Executive's employment with the Company. For purposes of the Agreement, the Executive shall be deemed to have a "Disability" (and to be "Disabled") if he has a physical or mental disability that renders him incapable, after reasonable accommodation by the Company, of performing his duties under this Agreement.

(c) Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean the Executive's gross misconduct or willful and material breach of this Agreement.

(d) Termination by Executive. The Executive may terminate his employment hereunder as of the end of the Agreement Term.

(e) Termination by Executive for Good Reason.  The Executive may resign for
    Good Reason (as defined in this paragraph (e)). For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (i) through (vi) below, such circumstances are fully corrected within a reasonable period (not to exceed 10 business days) following delivery of the Notice of Termination given in respect thereof:

 (i) The assignment to the Executive of any duties materially inconsistent with the Executive's position as Senior Vice President and Chief Financial Officer.

(ii) A reduction in the Executive's annual base salary, except for across-the-board uniform salary reductions affecting all senior executives of the Company, or a reduction in any benefit required to be provided to the Executive under this Agreement to a level below the level required under this Agreement.

(iii) The failure of the Company, without the Executive's written consent, to pay to the Executive any portion of the Executive's compensation due under this Agreement, within 10 business days of the date such payment is due.

(iv) The failure of the Company to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement.

 (v) Any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (g) below (and for purposes of this Agreement, no such purported termination shall be effective).

 (vi) A reasonable determination by the Executive that, as a result of a change in circumstances regarding his duties, he is unable to exercise the authorities, powers, functions or duties attached to his position and contemplated by paragraphs 1(a) and 1(b).

Except as otherwise expressly provided in this paragraph 3(e), nothing in this Agreement shall be construed to authorize or permit the resignation of the Executive during the Agreement Term.

(f) Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason, and the Company shall not be required to specify a reason for the termination unless termination occurs under paragraph 3(a), 3(b), or 3(c). Termination of the Executive's employment by the Company shall be deemed to have occurred under this paragraph 3(f) only if it is not for reasons described in paragraph 3(a), 3(b) or 3(c).

(g) Notice of Termination. Any termination of the Executive's employment by the Company or the Executive must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a dated notice which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated (except to the extent that such facts and circumstances are not required under paragraph 3(d) or 3(f)).

(h) Date of Termination. "Date of Termination" means the last day the Executive is employed by the Company, provided that the Executive's employment is terminated in accordance with the foregoing provisions of this paragraph 3.

4. Rights Upon Termination. The Executive's right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a) Death or Disability. If the Executive's Date of Termination occurs under circumstances described in paragraph 3(a) (relating to the Executive's death) or paragraph 3(b) (relating to the Executive's being Disabled), then, except as otherwise provided in paragraph 4(e) or otherwise agreed in writing between the Executive and the Company, the Executive shall be entitled to:

(i) Any unpaid salary for days worked prior to the Date of Termination, and payment for unused vacation (determined in accordance with the policies of the Company as in effect from time to time for Company officers) earned prior to the Date of Termination.

(ii) A pro-rata payment with respect to the bonus described in paragraph 2(c) for the performance period in which the Date of Termination occurs. In determining the amount of the bonus payable under this paragraph (ii), the performance through the end of the performance period shall be extrapolated based on the performance through the Date of Termination.

(iii) A pro-rata distribution of the Strategic Incentive Plan shares described in paragraph 2(d) with respect to the performance period in which the Date of Termination occurs. In determining the amount of the Strategic Incentive Plan shares payable under this paragraph (iii), the performance through the end of the performance period shall be extrapolated based on the performance through the Date of Termination.

(iv) Any bonus or Strategic Incentive Plan award earned before the Date of Termination but unpaid as of the Date of Termination.

(b) Termination by Company without Cause or Resignation by Executive for
    Good Reason. If the Executive's Date of Termination occurs under circumstances described in paragraph 3(f) (relating to termination by the Company without Cause), or if the Executive resigns for Good Reason, then, except as otherwise provided in paragraph 4(e) or otherwise agreed in writing between the Executive and the Company, the Executive shall be entitled to benefits in accordance with paragraphs (i) through (v) below:

 (i) The Executive shall be entitled to the salary amount described in paragraph 2(b), as in effect on his Date of Termination, determined as though he had continued to be employed by the Company for the period continuing through the one-year anniversary of the Date of Termination.

(ii) The Executive shall be entitled to the bonus payments described in paragraph 2(c), determined as though he had continued to be employed by the Company for the period continuing through the one-year anniversary of the Date of Termination (that is, the Executive will be entitled to (A) the bonus for the full year in which the Date of Termination occurs; and (B) if the Date of Termination is other than December 31, a pro-rata payment for the performance period commencing on the January 1 following the Date of Termination and ending on the one-year anniversary of the Date of Termination). In determining the amount of the bonus payable under this paragraph (ii), the performance through the end of the annual performance period shall be extrapolated based on the performance through the Date of Termination.

(iii) The Executive shall be entitled to the Strategic Incentive Plan shares described in paragraph 2(d) based on the actual performance for the applicable period(s), determined as though he had continued to be employed by the Company for the period continuing through the one-year anniversary of the Date of Termination. (That is, if the Executive's Date of Termination occurs at least one year before the end of the performance period, the Executive will be entitled to the amount of the bonus for the full performance period, but reduced to reflect the portion of the performance period following the first anniversary of the Date of Termination. If the Executive's Date of Termination occurs less than one year before the end of the performance period, the Executive will be entitled to (A) the amount of the bonus for the full performance period, and (B) in addition, the amount payable under the preceding clause (A) multiplied by a fraction, the numerator of which is the number of days after the end of the performance period and prior to the first anniversary of the Date of Termination, and the denominator of which is the total number of days in the performance period.) In determining the amount of the Strategic Incentive Plan shares payable under this paragraph (iii), the performance through the end of the performance period shall be extrapolated based on the performance through the Date of Termination.

(iv) The pension benefits described in paragraph 2(f) shall be vested as of the Date of Termination and shall be based on the actual years of service with the Company plus 12.5 additional years of service in accordance with paragraph 2(f)), provided that for purposes of determining the Executive's right to pension benefits and retiree medical benefits, he shall not earn any years of service for periods after the Date of Termination.

(v) The Executive shall be entitled to any additional benefits that would have been provided to him pursuant to paragraph 2(i), determined as though he had continued to be employed by the Company for the period continuing through the first anniversary of the Date of Termination; provided that this paragraph (v) shall not apply to stock options, vacation, perquisites, expense reimbursement for expenses incurred after the Date of Termination, or any benefits that are subject to the foregoing provisions of paragraphs 4(b)(i) through 4(b)(iv).

Payments and benefits due under this paragraph 4(b) shall be subject to the following:

(I) Subject to the following provisions of this paragraph 4(b)(I), benefits to be provided under the foregoing provisions of this paragraph 4(b) shall be provided at the time they would have been provided if the Executive continued to be employed by the Company; provided, however, that the amounts payable in accordance with paragraphs 4(b)(i), (ii) and (iii) shall be distributed to the Executive, within 10 business days following the Date of Termination, in a lump sum payment, with no actuarial or present value reduction for accelerated payment.

(II) To the extent that benefits distributable under this paragraph 4(b) would be distributable in Company Stock, or the amount of such benefit would be based on the value of Company stock, the Company may satisfy its obligation under this paragraph 4(b) by providing a cash payment equal to the value of the benefit.
     Except as otherwise provided in this paragraph (II), to the extent that the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may satisfy its obligation under this paragraph 4(b) by distributing cash to the Executive equal to the cost that would be incurred by the Executive to replace the benefit.

(c) Indemnification. For a period of six years after his Date of Termination, the Executive shall be entitled to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement maintained or offered by the Company or any successor to the Company during that period to directors and officers.
     This paragraph (c) shall not apply if the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive's termination for Cause).

(d) Other Obligations. In addition to the foregoing payments and benefits, the Executive shall be entitled to any other payments or benefits due to be provided to the Executive pursuant to any employee compensation or benefit plans or arrangements (as the terms of those compensation or benefit plans or arrangements are modified by paragraph 2 of this Agreement, including without limitation the provisions of paragraph 2(f) and paragraph 2(g)), to the extent such payments and benefits are earned as of the Date of Termination. Except as otherwise specifically provided in this paragraph 4, the Company shall have no obligation to make any other payments or provide any other benefits under the Agreement for periods after the Executive's Date of Termination.

(e) No Participation in Severance Plans. Except as may be otherwise specifically provided in an amendment of this paragraph (e) adopted in accordance with paragraph 10, payments under this paragraph 4 shall be in lieu of any compensation or benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Affiliate or any other, similar arrangement of the Company or any Affiliate providing benefits upon involuntary termination of employment.

5. Noncompetition. For the period beginning on the Effective Date and ending one year after the Executive's Date of Termination (regardless of the reason for the termination of employment), (a) the Executive shall not directly or indirectly be employed or retained by, or render any services for, or be financially interested in any manner, in any person, firm or corporation engaged in any business which is then materially competitive in any way with any business in which the Company or any of its Affiliates was engaged (including any program of development or research) during the Executive's employment,
(b) the Executive shall not divert or attempt to divert any business from the Company or any Affiliate, and (c) the Executive shall not disturb or attempt to disturb any business or employment relationships of the Company or any Affiliate. Notwithstanding the foregoing provisions of this paragraph 5, the Executive shall be permitted to (i) invest in mutual funds which are diversified, open-end management companies (as those terms are defined in Section 5 of the Investment Company Act of 1940) that are registered under such Act; (ii) invest in the outstanding stock of any corporation listed on the New York Stock Exchange or American Stock Exchange or included in the
National Association of Securities Dealers Automated Quotation System (but only to the extent that the Executive's interest in the stock of any such corporation does not exceed 5% of the voting power of the outstanding stock of such corporation); and (iii) purchase and hold any other investment to the extent the Chief Executive Officer of the Company consents in writing to such investment; and any investment described in clauses (i), (ii) or (iii) next above shall not be considered to violate the requirements of this paragraph 5.

6.  Confidential Information.  The Executive agrees that:

(a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express written authorization from the Company, he agrees to keep secret and confidential all Confidential Information (as defined below), and not disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive agrees that, to the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company (or, if applicable, the Affiliate) has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or an Affiliate that may be subject to attorney-client privilege as to the Company's or an Affiliate's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(b) For purposes of this Agreement, the term "Confidential Information" means all non-public information concerning the Company and any Affiliate that was acquired by or disclosed to the Executive during the course of his employment with the Company, or during discussions between the Executive and the Company or any Affiliate following his termination of employment arising out of his employment or this Agreement, including, without limitation:

(i) all "trade secrets" as that term is used in the Illinois Trade Secrets Act (or, if that Act is repealed, the Uniform Trade Secrets Act upon which the Illinois Trade Secrets Act is based) of the Company or any Affiliate;

(ii) any non-public information regarding the Company's or the Affiliates' directors, officers, employees, customers, equipment, processes, costs, operations and methods, whether past, current or planned, as well as knowledge and data relating to business plans, marketing and sales information originated, owned, controlled or possessed by the Company or an Affiliate; and

(iii) information regarding litigation and threatened litigation involving or affecting the Company or an Affiliate.

(c) This paragraph 6 shall not be construed to unreasonably restrict the Executive's ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph 8 or paragraph 18. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this paragraph (c), the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.

7. Defense of Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive's Date of Termination, the Executive will assist the Company and the Affiliates in defense of any claims that may be made against the Company or an Affiliate, and will assist the Company and the Affiliates in the prosecution of any claims that may be made by the Company or an Affiliate, to the extent that such claims may relate to services performed by the Executive for the Company or the Affiliates. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Affiliate. The Company agrees to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's Date of Termination, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or an Affiliate (or their actions) that may relate to services performed by the Executive for the Company or an Affiliate, regardless of whether a lawsuit has then been filed against the Company or an Affiliate with respect to such investigation.

8. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 6 or 7, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of paragraph 6 or 7.

9. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

10. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.
So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

11. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

12. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

13. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

15. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company:

   Brunswick Corporation
   1 North Field Court
   Lake Forest, Illinois  60045

or to the Executive:

   Peter B. Hamilton
   Brunswick Corporation
   1 North Field Court
   Lake Forest, Illinois  60045

All notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

16. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company and all Affiliates.

17. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. Notwithstanding the preceding sentence, it is understood and agreed that the Executive and the Company shall enter into a change in control agreement contemporaneous with or following execution of this Agreement. Such change in control agreement shall not duplicate benefits under this Agreement, and shall not be superseded by this Agreement.

18. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, one of whom shall be appointed by the Company, one by the Executive, and the third by the other two. If the other two arbitrators cannot agree on the appointment of a third arbitrator, or if either party fails to appoint an arbitrator, then such arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be a provided in this paragraph 18. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, he shall be entitled to recover from the Company reasonable attorney's fees and costs and expenses incurred by him in connection with the enforcement of those rights. Payments shall be made to the Executive by the Company at the time these attorney's fees and costs and expenses are incurred by the Executive. If, however, the arbitrators should later determine that under the circumstances it was unjust for the Company to have made any of these payments or attorney's fees and costs and expenses to the Executive, he shall repay them to the Company in accordance with the order of the arbitrators.
Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators. This paragraph
18 shall not be construed to limit the Company's right to obtain relief under paragraph 8 with respect to any matter or controversy subject to paragraph 8, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to a court of law, without being required to first arbitrate such matter or controversy.

   In Witness Thereof, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the Effective Date.



                                   /s/ Peter B. Hamilton
                                       Peter B. Hamilton

                               Date: December 1, 1995


                                 Brunswick Corporation



                                 By   /s/ Peter Larson
                                 Its  Chief Executive Officer


                               Date: December 1, 1995

Attest:



 /s/ Janet W. Carr

                                                     Exhibit 10.9
                            Agreement

            This agreement by and between Brunswick Corporation, a Delaware corporation (the "Company"), and __________________ (the
"Executive"), dated as of ______________.
                        Witnesseth that:
  Whereas, the Company wishes to provide fair and equitable treatment and a competitive compensation package to the Executive, and to assure continued attention of the Executive to his duties without any distraction arising out of uncertain personal circumstances in a change in control environment; Now, therefore, it is hereby agreed by and between the parties as follows:
    1. Term of Agreement. The "term" of this Agreement shall commence on the date stated above and shall terminate on the earliest of: (i) the date on which the Executive attains age 65, or (ii) one year after the Company provides written notice to the Executive that the Company wishes to terminate this Agreement; provided, however, that any written notice pursuant to
(ii) above shall not be effective if a Change in Control has occurred prior to the date that such notice is given or if a Change in Control occurs during such one-year period.
     2.  Definitions.
     Change in Control. "Change in Control" of the Company means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

   (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company's then outstanding stock;

   (b) a tender offer (for which a filing has been made with the Securities and Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of

     (i) any time during the offer when the person (using the definition in (a) above) making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company's stock, or

     (ii) three business days before the offer is to terminate unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50% or more of the total voting power of the Company's stock when the offer terminates; or

    (c) individuals who were the Board of Directors' nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following the election.

   Disability. For purposes of this Agreement, the term "Disability" means an incapacity, due to physical injury or illness or mental illness, causing the Executive to be unable to perform his duties with the Company on a full-time basis for a period of at least six consecutive calendar months.
   Cause. For purposes of this Agreement, the term "Cause" means gross misconduct or willful and material breach of this Agreement by the Executive.

    Good Reason.  For purposes of this Agreement, the term "Good
Reason" means:


  (a) a significant change in the nature or scope of the Executive's authorities or duties from those described in
        Section 3, a reduction in total compensation from that provided in Section 4, or the breach by the Company of any other provision of this Agreement;

  (b) a reasonable determination by the Executive that, as a result of a Change in Control of the Company and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position and contemplated by Section 3 of the Agreement; or

  (c) the relocation of the Executive's office to a location more than fifty miles from the location of his office immediately prior to the Employment Period.

 3. Employment. If the Executive is in the employ of the Company on the date of a Change in Control, the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company for the period commencing on such date and ending on the earlier to occur of the third anniversary of such date or the 65th birthday of the Executive (the "Employment Period"). During the Employment Period the Executive shall exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change in Control, which services shall be performed at the location where the Executive was employed immediately prior to the Change in Control or at such other location as the Company may reasonably require; provided that the Executive shall not be required to accept a location which is unreasonable in light of the Executive's personal circumstances. The Executive agrees that during the Employment Period he shall devote his full business time exclusively to his executive duties as described herein and perform such duties faithfully and efficiently.

 4. Compensation, Compensation Plans, Perquisites. During the Employment Period, the Executive shall be compensated as follows:
    (a) He shall receive an annual salary which is not less than his annual salary immediately prior to the date of the Change in Control, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular practices.
    (b) He shall be eligible to participate on a reasonable basis in bonus, stock option, restricted stock and other incentive compensation plans which provide opportunities to receive compensation which, in the aggregate, are the greater of (i) the opportunities provided by the Company for executives with comparable duties or (ii) the opportunities under any such plans under which he was participating immediately prior to the date of Change in Control.

    (c)   He shall be entitled to receive employee benefits
          (including, but not limited to, pension, medical, dental, life insurance, and split-dollar life insurance arrangements and programs) and perquisites which, in the aggregate, are the greater of (i) the employee benefits and perquisites provided by the Company to executives with comparable duties or (ii) the employee benefits and perquisites to which he was entitled immediately prior to the date of the Change in Control.

 5. Termination and Resignation. The term "Termination" means (i) termination by the Company of the employment of the Executive with the Company during the Employment Period for any reason other than death, Disability or Cause, or (ii) resignation of the Executive for Good Reason after the date of a Change in Control. The effective date of the Executive's Termination shall be the date specified by the Executive or the Company as the case may be, in a written notice to the other party complying with the requirements of Section 14.

   The term "Resignation" means termination by the Executive
(rather than termination by the Company) of his employment with the Company during the first 6 months of the Employment Period for any reason other than death, Disability, or Good Reason. The effective date of the Executive's Resignation shall be the date (within such 6 month period) specified by the Executive in a written notice to the Company complying with the requirements of
Section 14.
 6. Non-Competition and Confidentiality. The Executive agrees that:
  (a) for one year after the termination of the Executive's employment with the Company (without regard to the definitions of Termination or Resignation contained in
        Section 5), the Executive shall not be employed by, or otherwise engage or be interested in, any business which is competitive with any business of the Company or of any of its subsidiaries in which the Executive was engaged during his employment prior to his termination, but this restriction shall apply only if such employment or activity is likely to cause, or causes, serious damage to the Company or any of its subsidiaries; and

  (b) during and after the Executive's employment by the Company, he will not divulge or appropriate to his own use or the use of others any secret or confidential information or knowledge pertaining to the business of the Company, or any of its subsidiaries, obtained during his employment by the Company or any of its subsidiaries.

 7. Deferred Compensation and Supplemental Pension Benefits.
Within 60 days after the date of a Change in Control, the Company shall make and shall cause each of its subsidiaries to make a lump sum distribution to the Executive of (i) the actuarial equivalence of the Executive's accrued benefit, if any, under the Company's supplemental pension plan, and (ii) the balance, if any, credited to the account of the Executive under any other deferred compensation arrangement maintained by the Company or any of its subsidiaries, other than a plan which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Actuarial equivalence shall be determined on the basis of the rates, tables, and factors then in effect for purposes of determining the actuarial equivalence of optional forms of payment under the Brunswick Pension Plan for Salaried Employees, or any successor plans (the "Pension Plan"); provided, however, that the interest rate or rates which would be used as of the date of Change in Control of the Company by the Pension Benefit Guaranty Corporation ("PBGC") for purposes of determining the present value of the Executive's benefits under the Pension Plan if the Pension Plan had terminated on the date of Change in Control with insufficient assets to provide benefits guaranteed by the PBGC on that date shall be substituted for the interest assumption used under the Pension Plan.
 8. Severance Payments for Termination. In the event of a Termination during the Employment Period, the Executive shall:
 (a) be paid a lump sum cash severance allowance no later than 10 days after the date of such Termination in an amount which is equal to 3 times the sum of:

  (i) the annual salary as of the date of Termination to which the Executive otherwise would have been entitled in accordance with Section 4, and

  (ii) an annual bonus equal to 50%* of the annual salary as of the date of Termination and an additional bonus under the Brunswick Strategic Incentive Plan equal to 50%* of the annual salary as of the date of Termination, and

  (b)   be entitled to receive:

   (i) in addition to the benefits provided under the Pension Plan and the supplemental pension plan maintained by the Company, the difference between (x) the pension benefits the Executive would have accrued under the Pension Plan and the supplemental pension plan if on the date of such Termination he had 3 additional years of service at his rate of compensation on the date of Termination and had been 3 years older than his actual age on such date and (y) the pension benefits he actually accrued under the Pension Plan and the supplemental pension plan as of the date of Termination;

______
*In some agreements this percentage is 37.5%.

  (ii) other incentive compensation to which the Executive would have been entitled (such as stock options and stock appreciation rights) had he remained in the employ of the Company for 36 calendar months after his Termination to the extent such incentive compensation programs are in effect at the date of the Executive's Termination; and

(iii) the employee benefits (other than pension benefits) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by the Company as of the date of Termination (including, but not limited to, coverage under any medical, dental, life insurance, and split-dollar life insurance arrangements or programs) if he had remained in the employ of the Company for 36 calendar months after his Termination.

 The actuarial equivalence of the difference described in clause (i) of subsection (b) of this Section shall be paid in a lump sum within 60 days of the date of Termination and shall be calculated in the same manner as provided for lump sum distributions from the supplemental pension plan under Section 7 of this Agreement, except that actuarial equivalence shall be determined on the basis of the rates, tables and factors in effect on the date of Termination and the interest rate or rates to be used for such purpose shall be the interest rate or rates which would be used as of the date of Termination by the PBGC for purposes of determining the present value of the Executive's benefits under the Pension Plan if the Pension Plan had terminated on the date of Termination with insufficient assets to provide benefits guaranteed by the PBGC on that date.
Instead of providing the benefits described in clauses (ii) and (iii) of this subsection (b), the Company may pay the Executive the value of such benefits by periodic payments or in a lump sum. Except as otherwise provided in Section
10, the Company shall distribute to the Executive any split-dollar life insurance policy maintained on the life of the Executive if within 60 days after the end of the period described in clause (iii) of subsection (b) the Executive reimburses the Company for the costs of maintaining such policy (other than any additional premiums for special ratings and the premiums paid by the Executive).

The amount of the lump sum payment under clause (a) of this paragraph 8 shall be reduced by the amount of the payments for salary, annual bonus and Brunswick Strategic Incentive Plan awards under paragraphs 4(b)(i), (ii) and (iii) of the Executive's employment agreement with the Company dated December 1, 1995 (the "1995 Agreement").
            9. Severance Payments for Resignation. In the event of a Resignation during the first 6 months of the Employment Period, the Executive shall:
       (a) be paid a lump sum cash severance allowance no later than 10 days after the date of such Resignation in an amount which is equal to 2 times the sum of:

                  (i) the annual salary as of the date of Resignation to which the Executive otherwise would have been entitled in accordance with Section 4, and

                  (ii) an annual bonus equal to 50%* of the annual salary as of the date of Resignation and an additional bonus under the Brunswick Strategic Incentive Plan equal to 50%* of the annual salary as of the date of Resignation, and

               (b)   be entitled to receive:

                  (i) in addition to the benefits provided under the Pension Plan and the supplemental pension plan maintained by the Company, the difference between (x) the pension benefits the Executive would have accrued under the Pension Plan and the supplemental pension plan if on the date of such Resignation he had 2 additional years of service at his rate of compensation on the date of Resignation and had been 2 years older than his actual age on such date and (y) the pension benefits he actually accrued under the Pension Plan and the supplemental pension plan as of the date of Resignation;

                  (ii) other incentive compensation to which the Executive
                       would have been entitled (such as stock options and stock appreciation rights) had he remained in the employ of the Company for 24 calendar months after his Resignation to the extent such incentive compensation programs are in effect at the date of the Executive's Resignation; and

                  (iii) the employee benefits (other than pension benefits) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by the Company as of the date of Resignation (including, but not limited to, coverage under any medical,

_____
*In some agreements this percentage is 37.5%.

                     dental, life insurance, and split-dollar life insurance arrangements or rograms) if he had remained in the emloy of the Company for 24 calendar months after his resignation.

              The actuarial equivalence of the difference described in clause (i) of subsection (b) of this Section shall be paid in a lump sum within 60 days of the date of Resignation and shall be calculated in the same manner as provided for lump sum distributions from the supplemental pension plan under Section 7 of this Agreement, except that actuarial equivalence shall be determined on the basis of the rates, tables and factors in effect on the date of Resignation and the interest rate or rates to be used for such purpose shall be the interest rate or rates which would be used as of the date of Resignation by the PBGC for purposes of determining the present value of the Executive's benefits under the Pension Plan if the Pension Plan had terminated on the date of Resignation with insufficient assets to provide benefits guaranteed by the PBGC on that date.
              Instead of providing the benefits described in clauses
              (ii) and (iii) of this subsection (b), the Company may pay the Executive the value of such benefits by periodic payments or in a lump sum. Except as otherwise provided in
              Section 10, the Company shall distribute to the Executive any split-dollar life insurance policy maintained on the life of the Executive if within 60 days after the end of the period described in clause (iii) of subsection (b) the Executive reimburses the Company for the costs of maintaining such policy (other than any additional premiums for special ratings and the premiums paid by the Executive).

The amount of the lump sum payment under clause (a) of this paragraph 9 shall be reduced by the amount of the payments for salary, annual bonus and Brunswick Strategic Incentive Plan awards under paragraphs 4(b)(i), (ii) and (iii) of the 1995 Agreement.
  10. Limitation on Benefits. Despite anything to the contrary in Sections 8 and 9, in the event that the Executive would with the passage of time be expected to attain age 65 prior to the end of the 36 or 24 month period referred to in Sections 8 and 9 respectively, the amount and the duration of the payments and benefits shall be reduced to a level determined by multiplying the amount or duration of benefits set forth in Sections 8 or 9 by a fraction, the numerator of which shall be the number of full months between the first day of the Employment Period and the date the Executive would otherwise attain age
65, and the denominator of which shall be 36 (in the case of a Termination under Section 8) or 24 (in the case of a Resignation under Section 9).
           In the event that this Agreement terminates pursuant to Section 1 because the Executive attains age 65, the Company shall prepay the Company portion of the remaining premiums on the Executive's split-dollar life insurance policy, advance to the Executive an amount equal to the Executive's remaining premiums, and shall continue the policy in effect. After the Executive reimburses the Company for the Company's costs of maintaining the policy (other than any additional premiums for special ratings and the premiums paid by the Executive), the Company shall distribute the policy to the Executive in accordance with its terms.
           11. Tax Penalties. The Company shall advise the Executive as to the extent to which the Executive's compensation under this Agreement and all other compensation agreements, plans and programs of the Company and its subsidiaries may constitute parachute payments or excess parachute payments under Section 280G of the Code. In the event that any such compensation constitutes an excess parachute payment which is subject to tax under Section 4999 of the Code or any successor provision thereto (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Amount") which, after payment of all federal and state income taxes thereon (assuming the Executive is at the highest marginal federal and applicable state income tax rate in effect on the date of payment of the Gross-Up Amount) and payment of the Excise Tax on the Gross-Up Amount, is equal to the Excise Tax payable by the Executive on such excess parachute payment. The Gross-Up Amount payable with respect to each excess parachute payment shall be paid by the Company coincident with payment of such excess parachute payment; provided, however, that if the Gross-Up Amount cannot be finally determined on or before the payment date, the Company shall pay to the Executive on such date an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth day after the date Executive becomes subject to the payment of Excise Tax. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment by the Company, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Amount attributable to such reduction (plus the portion of the Gross-Up Amount attributable to the Excise Tax and federal and state income taxes imposed on the Gross-Up Amount being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of payment by the Company, the Company shall pay an additional Gross-Up Amount which, after payment of all federal and state income taxes and Excise Tax thereon, is equal to such excess plus any interest, penalties, fines and costs incurred by the Executive with respect thereto.
  12. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company, one by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 12. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.
 13. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other mployment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive hereunder any amounts owed to the Company, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

           14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal executive offices.
           15. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this Section shall limit the Executive's rights or powers to dispose of his property by will or limit any rights or powers which his executor or administrator would otherwise have.
           16. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.
           17. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
           18. Successors to the Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successors of the Company.
     19. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

           In witness whereof, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, all as of the day and year first above written.


                                              Executive


                                      Brunswick Corporation



                                      By:

                                           Chairman and Chief Executive

Attest:




Corporate Secretary

                                                    Exhibit 10.17
                      Director and Officer
                    Indemnification Agreement


     Agreement, made and entered into as of April 1, 1995 between Brunswick Corporation, a Delaware corporation (the "Corporation"), and Peter N. Larson ("Indemnitee").
     Whereas, the Corporation is a Delaware corporation; and Whereas, at the request of the Corporation, Indemnitee currently serves as an officer of the Corporation and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and
     Whereas, as an inducement to Indemnitee to continue to serve as an officer, the Corporation has agreed to indemnify Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and
     Whereas, the parties by this Agreement desire to set forth their agreement regarding indemnification;
     Now, therefore, the parties agree as follows:
     1. Acts or Omissions Covered By This Agreement. This Agreement shall cover any act or omission by an Indemnitee which (i) occurs or is alleged to have occurred by reason of his being or having been a director or officer, (ii) occurs or is alleged to have occurred before, during or after the time when the Indemnitee served as a director or officer and (iii) gives rise to, or is the direct or indirect subject of a claim in any threatened, pending or completed action, suit or proceeding at any time or times whether during or after his service as a director or officer.

     2.   Indemnity.
     (a) The Corporation hereby agrees to indemnify, and keep indemnified in accordance with, and to the fullest extent permitted by the Corporation's charter and that is lawful, and regardless of any by-law provision to the contrary, Indemnitee, from and against any expenses, liabilities and losses (including attorney's fees), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, inquiry, hearing or investigation, whether civil, criminal, administrative, arbitral or investigative, by reason of or related to the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise and whether or not such action is by or in the right of the Corporation or that other corporation, partnership, joint venture, trust or other enterprise with respect to which the Indemnitee serves or has served. The Corporation shall also pay to the Imdemnitee the aggregate amount of any additional Federal, state, local and foreign income tax payable by the Indemnitee from time to time as a result of the receipt of amounts in accordance with this subsection 2(a) and the receipt of payment under this sentence; provided, however, that no payment shall be made under this sentence with respect to any liabilities or other amounts to the extent that such liabilities or other amounts are deductible from the Indemnitee's income for purposes of determining the Indemnitee's Federal, state, local or foreign income tax, as applicable.
     (b) Despite anything to the contrary in subsection (a), the Corporation agrees to indemnify Indemnitee in a suit or proceeding initiated by the Indemnitee only if the Indemnitee acted with the authorization of the Corporation in initiating that suit or proceeding. However, an arbitration proceeding brought under Section 7 shall not be subject top this subsection (b).
     (c) For purposes of this Agreement, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.
     3. Burden of Proof. Indemnitee shall be presumed to be entitled to indemnification for any act or omission covered in Section 1 of this Agreement. The burden of proof of establishing that Indemnitee is not entitled to indemnification because of the failure to fulfill some requirement of Delaware law, the Company's charter, by-laws, or this Agreement shall be on the Corporation.
     4. Notice By Indemnitee. Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written threat thereof, provided that failure to so notify the Corporation shall not constitute a waiver by Indemnitee of his rights hereunder.
     5. Advancement of Expenses. In the event of any action, suit or proceeding against Indemnitee which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by the Indemnitee, the Corporation shall advance to Indemnitee amounts to cover expenses incurred by Indemnitee in defending the action, suit or proceeding in advance of final disposition upon receipt of (i) an undertaking by or on behalf of the Indemnitee to repay the amount advanced in the event that it shall be ultimately determined in accordance with Section 3 of this Agreement that he is not entitled to indemnification by the Corporation, and (ii) satisfactory evidence as to the amount of such expenses. Indemnitee's written certification together with a copy of the statement paid or to be paid by Indemnitee shall constitute satisfactory evidence unless determined to the contrary in an arbitration proceeding conducted pursuant to Section 7 of this Agreement.

     6. Non-Exclusivity of Right of Indemnification. The indemnification rights granted to Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which Indemnitee may be entitled under Delaware law, the Corporation's charter or By-laws, any other agreement, vote of stockholders or directors or otherwise.
     7. Arbitration of All Disputes Concerning Entitlement. Any controversy or claim arising out of or relating to the Indemnitee's entitlement to indemnification under this Agreement shall be settled by arbitration in the City of Chicago by three arbitrators, one of whom shall be appointed by the Corporation, one by the Indemnitee and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator or if either party fails to appoint an arbitrator, then that arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Interest on any judgment shall be assessed at a rate or rates the arbitrators consider just under the circumstances. If it is necessary or desirable for the Indemnitee to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, the Corporation shall pay his reasonable attorneys' fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrators determine that under the circumstances recovery by the Indemnitee of all or a part of any such fees and costs and expenses would be unjust.

     8.   Governing Law.
     (a) Except as provided for in subparagraph (b) of this section, this Agreement shall be governed by the laws of the State of Delaware.
     (b) Any arbitration under this Agreement shall be governed by the laws of the State of Illinois.
     9. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, this invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be interpreted as though the invalid or unenforceable provision was not a part of this Agreement.
     In witness whereof, the parties have executed this Agreement as of the day and year first above stated.


                              Brunswick Corporation



                              By /s/ Jack F. Reichert
                                 Chairman

                              Indemnitee


                               /s/ Peter N. Larson

                                                    Exhibit 10.22
                 1996 Brunswick Performance Plan Highlights


Purpose: To motivate and reward Senior Executives and other management employees of the Company for the achievement of specified annual financial goals and the enhancement of management talent in the organization.

Eligibility:   Approximately top 400 managers in the Company.

Maximum
Award:                Leadership Team (7 participants):       100% of base
                                                                salary

                      Senior Management (10 participants): 75% of base
                                                              salary

                      Key Management (120 participants):      40% to 50% of
                                                               base salary

                      Other Management (270 participants):  30% to 40% of
                                                             base salary

Performance
Measures:             Established annually by the CEO.  Measures and
                      weightings may be modified year to year. Initial weighting as follows:

                            40% Pre-Tax Earnings
                            40% Cash flow, excluding capital expenditures 20% People/Organizational Enhancement (Up-
                           Talenting)

Payout Form:          Leadership Team:  50% cash, 50% shares
                      (deferrable) until mandated stock ownership levels are achieved; thereafter the mix of cash and stock will be at the participant's election.

                      Senior, Key and Other Management:  100% cash.

Payment: Bonus payments will be made after the year-end financial results have been reviewed and certified by Arthur Andersen & Co. Proposed bonus payments to the Leadership Team and Senior Management will be reviewed and approved by the Compensation
                      Committee.

Withholding:          Participants receiving a portion of their bonus
                      payment in stock may elect to pay Federal, state and local withholding tax obligations to the Company in cash or request that the Company withhold a number of shares of common stock equal in value to the withholding tax amount, at the discretion of the Committee.

                                                              Exhibit 10.24

        Brunswick Strategic Incentive Plan for 1996-1997 Highlights


Purpose: To attract, retain, and significantly reward a select group of individuals for the achievement of aggressive, measurable standards of corporate performance. Payments in stock are intended to assist participants in achieving specified ownership guidelines and promote an entreprenurial approach to the business.

Eligibility:    A select group of  7-10 executives (Leadership Team), 8-10 senior managers (Senior Management) and approximately 120 management employees (Key Management).

Performance
Period:                Two years

Award
Frequency:             Annually, performance periods will be overlapping.

Performance
Measures:              Pre-tax earnings (50%) and cash flow, excluding capital
                       expenditures (50%).

Performance
Weightings:            Leadership Team: Corporate performance - 30%; Division
                       performance - 70%

                       Senior Management: Corporate performance - 20%; Division performance - 80%

                       Key Management: Corporate performance - 10%; Division performance - 90%

Maximum
Award: Leadership Team: Equivalent of 100% of base pay, denominated initially in 100% deferrable stock until mandate achieved.

                  Senior Management: Equivalent of 75% of base pay, denominated initially in 75% deferrable stock until mandate achieved.

                  Key Management: Equivalent of 40%-60% of base pay, denominated initially in 50% deferrable stock until mandate achieved.

Payout Form:    The mix of payments under this Plan between cash and stock will change as specified ownership guidelines are achieved.
                The following will be the payment form until the stock ownerhip guidelines are achieved and then individually electable:

                       Leadership Team: 100% stock

                       Senior Management: 75% stock, 25% cash

                       Key Management: 50% cash, 50% stock

                Upon achievement of the ownership guidelines, the participant may elect the form of payment, either cash or stock, with the opportunity for voluntary deferrals of stock into a Rabbi trust.

Payment: Bonus payments will be made after the year-end financial results have been reviewed and certified by Arthur Andersen & Co. Proposed bonus payments to the Leadership Team and Senior Management will be reviewed and approved by the Compensation Committee.

Withholding:    Participants receiving a portion of their bonus payment in stock may elect to pay Federal, state and local withholding tax obligations to the Company in cash or request that the Company withhold a number of shares of common stock equal in value to the withholding tax amount, at the discretion of the Committee.

                                                     Exhibit 21.1

                   Subsidiaries of the Company

The following corporations are direct or in-direct wholly-owned subsidiaries of Brunswick Corporation:

                                                  Place of
                                               Incorporation

Appletree Ltd.                                 Bermuda
Baja Marine Corporation                        Delaware
Bayliner Marine Corporation                    Delaware
Brunswick AG                                   Switzerland
Brunswick Bowling & Billiards Corporation      Delaware
Brunswick Bowling & Billiards Mexico,          Mexico
   S.A. de C.V.
Brunswick Bowling & Billiards (U.K.) Limited   England
Brunswick Bowling e Billiards Industria e      Brazil
   Comercia Ltda.
Brunswick Bowling GmbH                         West Germany
Brunswick Bowling Pin Corporation              Delaware
Brunswick Centres, Inc.                        Ontario
Brunswick GmbH                                 West Germany
Brunswick International (Canada) Limited       Ontario
Brunswick International GmbH                   West Germany
Brunswick International Holdings, Inc.         Delaware
Brunswick International Limited                Delaware
Brunswick International Sales Corporation      U.S. Virgin Islands
Brunswick Technology Corporation               Delaware
Centennial Assurance Company, Ltd.             Bermuda
Escort Trailer Corporation                     Washington
Jupiter Marine, Inc.                           Delaware
Leiserv, Inc.                                  Delaware
Marine Power Australia Pty. Limited            Australia
Marine Power Europe, Inc.                      Delaware
Marine Power International Limited             Delaware
Marine Power International Pty. Limited        Delaware
Marine Power Italia S.p.A.                     Italy
Marine Xpress Corporation                      Delaware
Mercury Marine Limited                         Ontario
Normalduns B.V.                                Netherlands
OBC International Holdings Inc.                Delaware
Productos Marine de Mexico, S.A. de C.V.       Mexico
Ray Industries, Inc.                           Arizona
Ray Industries, Inc.                           Delaware
SBC International Holdings Inc.                Delaware
Sea Ray Boats Europe B.V.                      Netherlands
Sea Ray Boats, Inc.                            Arizona
Sea Ray Boats, Inc.                            Florida

                                                  Place of
                                               Incorporation

Sea Ray Boats, Inc.                            Tennessee
Skokie Investment Corporation                  Delaware
Starcraft Power Boats Corp.                    Delaware
Wintergreen Finance, Inc.                      Delaware
Zebco Corporation                              Delaware
Zebco Sales Corporation                        Delaware
Zebco Sports France S.A.                       France

In addition, Brunswick Corporation owns 50% of the outstanding stock of Nippon Brunswick Kabushiki Kaisha, a Japanese corporation.

The names of a number of subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                     Exhibit 24.1

                        Power of Attorney

          The undersigned directors and officers of Brunswick Corporation, a Delaware corporation (the "Company"), do hereby nominate, constitute and appoint Thomas K. Erwin, Peter B. Hamilton and Dianne M. Yaconetti and each of them individually, the true and lawful attorney or attorneys of the undersigned, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name and on behalf of the undersigned as directors and officers of the Company, the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995 and any and all amendments thereto; and each of the undersigned hereby ratifies and approves all that said attorneys or any of them shall do or cause to be done by virtue hereof.

          In witness whereof, each of the undersigned has executed this Power of Attorney in one or more counterparts on the date set opposite his name.


     Capacity                      Signature                    Date

Chairman of the Board,         /s/ Peter N. Larson        February 6, 1996
President, Chief Executive     Peter N. Larson
Officer (Principal Executive
Officer) and Director

Director                        /s/ Nolan D. Archibald    February 6, 1996
                               Nolan D. Archibald

Director                        /s/ Michael J. Callahan   February 6, 1996
                               Michael J. Callahan

Director                       /s/ John P. Diesel         February 6, 1996
                               John P. Diesel

Director                       /s/ George D. Kennedy      February 6, 1996
                               George D. Kennedy

Director                        /s/ Bernd K. Koken        February 6, 1996
                               Bernd K. Koken

Director                       /s/ Jay W. Lorsch          February 6, 1996
                               Jay W. Lorsch

Director                       /s/ Bettye Martin Musham   February 6, 1996
                               Bettye Martin Musham

Director                       /s/ Robert N. Rasmus       February 6, 1996
                               Robert N. Rasmus

Director                       /s/ Jack F. Reichert       February 6, 1996
                               Jack F. Reichert

Director                       /s/ Kenneth Roman          February 6, 1996
                               Kenneth Roman

Director                       /s/ Roger W. Schipke       February 6, 1996
                               Roger W. Schipke

                                                     Exhibit 24.1

                        Power of Attorney


     I, Thomas K. Erwin, do hereby nominate, constitute and appoint Peter B. Hamilton and Dianne M. Yaconetti and each of them individually, the true and lawful attorney or attorneys of the undersigned, with power to act with or without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of the undersigned as Controller and Principal Accounting Officer of Brunswick Corporation, a Delaware corporation (the
 "Company"), the Annual Report
of the Company on Form 10-K for the fiscal year ended December 31, 1995 and any and all amendments thereto; and I hereby ratify and approve all that said attorneys or any of them shall do or cause to be done by virtue hereof.

     In witness whereof, I have executed this Power of Attorney in one or more counterparts on March 5, 1996.



                                          /s/ Thomas K. Erwin
                                               Thomas K. Erwin